EXHIBIT 16.1

                            FELDMAN SHERB & CO., P.C.
805 Third Avenue New York, NY 10022        Voice: 212-593-3100 Fax: 212-355-3631


Securities and Exchange Commission
Washington, D.C. 20549

November 29, 2001

Ladies and Gentlemen:

We were previously principal accountants for Vidkid Distribution, Inc., now known as iBX Group, Inc. (the "Company") and under the date of April 4, 2001, we reported on the consolidated financial statements of Vidkid Distribution, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999. On November 5, 2001, we were informed by Company management that our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K/A dated November 5, 2001, and we agree with such statements.

Very truly yours,

/s/ Feldman Sherb & Co., P.C.
Feldman Sherb & Co., P.C.